UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

(Amendment No. 11)1

Ashford Hospitality Trust, Inc.

(Name of Issuer)

7.375% Series F Cumulative Preferred Stock, par value $0.01 per share

7.375% Series G Cumulative Preferred Stock, par value $0.01 per share

7.50% Series H Cumulative Preferred Stock, par value $0.01 per share

7.50% Series I Cumulative Preferred Stock, par value $0.01 per share

(Title of Class of Securities)

044103604

044103703

044103802

044103885

(CUSIP Number)

CHRISTOPHER SWANN

CYGNUS CAPITAL, INC.

3060 Peachtree Road NW, Suite 1080

Atlanta, Georgia 30305

(404) 465-3685

STEVE WOLOSKY, ESQ.,

ELIZABETH GONZALEZ- SUSSMAN, ESQ.,

OLSHAN FROME WOLOSKY LLP

1325 Avenue of the Americas

New York, New York 10019

(212) 451-2300

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

February 22, 2021

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☒.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 044103604

CUSIP No. 044103703

CUSIP No. 044103802

CUSIP No. 044103885

1	NAME OF REPORTING PERSON

Cygnus Opportunity Fund, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		36,902 shares of Series F Preferred Stock 59,252 shares of Series G Preferred Stock 31,842 shares of Series H Preferred Stock 578 shares of Series I Preferred Stock
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

36,902 shares of Series F Preferred Stock 59,252 shares of Series G Preferred Stock 31,842 shares of Series H Preferred Stock 578 shares of Series I Preferred Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

36,902 shares of Series F Preferred Stock 59,252 shares of Series G Preferred Stock 31,842 shares of Series H Preferred Stock 578 shares of Series I Preferred Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.3% of the outstanding shares of Series F Preferred Stock
1.4% of the outstanding shares of Series G Preferred Stock
1.2% of the outstanding shares of Series H Preferred Stock
Less than 1% of the outstanding shares of Series I Preferred Stock
14	TYPE OF REPORTING PERSON

OO

2

CUSIP No. 044103604

CUSIP No. 044103703

CUSIP No. 044103802

CUSIP No. 044103885

1	NAME OF REPORTING PERSON

Cygnus Property Fund IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		12,000 shares of Series G Preferred Stock 12,000 shares of Series I Preferred Stock
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

12,000 shares of Series G Preferred Stock 12,000 shares of Series I Preferred Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

12,000 shares of Series G Preferred Stock 12,000 shares of Series I Preferred Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1% of the outstanding shares of Series G Preferred Stock Less than 1% of the outstanding shares of Series I Preferred Stock
14	TYPE OF REPORTING PERSON

OO

3

CUSIP No. 044103604

CUSIP No. 044103703

CUSIP No. 044103802

CUSIP No. 044103885

1	NAME OF REPORTING PERSON

Cygnus Property Fund V, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		143,262 shares of Series F Preferred Stock 212,820 shares of Series G Preferred Stock 188,116 shares of Series H Preferred Stock 179,457 shares of Series I Preferred Stock
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

143,262 shares of Series F Preferred Stock 212,820 shares of Series G Preferred Stock 188,116 shares of Series H Preferred Stock 179,457 shares of Series I Preferred Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

143,262 shares of Series F Preferred Stock 212,820 shares of Series G Preferred Stock 188,116 shares of Series H Preferred Stock 179,457 shares of Series I Preferred Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

5.2% of the outstanding shares of Series F Preferred Stock
4.9% of the outstanding shares of Series G Preferred Stock
7.3% of the outstanding shares of Series H Preferred Stock
5.5% of the outstanding shares of Series I Preferred Stock
14	TYPE OF REPORTING PERSON

OO

4

CUSIP No. 044103604

CUSIP No. 044103703

CUSIP No. 044103802

CUSIP No. 044103885

1	NAME OF REPORTING PERSON

Cygnus Capital Advisers, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Wyoming
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		36,902 shares of Series F Preferred Stock 59,252 shares of Series G Preferred Stock 31,842 shares of Series H Preferred Stock 578 shares of Series I Preferred Stock
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

36,902 shares of Series F Preferred Stock 59,252 shares of Series G Preferred Stock 31,842 shares of Series H Preferred Stock 578 shares of Series I Preferred Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

36,902 shares of Series F Preferred Stock 59,252 shares of Series G Preferred Stock 31,842 shares of Series H Preferred Stock 578 shares of Series I Preferred Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.3% of the outstanding shares of Series F Preferred Stock
1.4% of the outstanding shares of Series G Preferred Stock
1.2% of the outstanding shares of Series H Preferred Stock
Less than 1% of the outstanding shares of Series I Preferred Stock
14	TYPE OF REPORTING PERSON

OO

5

CUSIP No. 044103604

CUSIP No. 044103703

CUSIP No. 044103802

CUSIP No. 044103885

1	NAME OF REPORTING PERSON

Cygnus General Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Wyoming
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		36,902 shares of Series F Preferred Stock 59,252 shares of Series G Preferred Stock 31,842 shares of Series H Preferred Stock 578 shares of Series I Preferred Stock
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

36,902 shares of Series F Preferred Stock 59,252 shares of Series G Preferred Stock 31,842 shares of Series H Preferred Stock 578 shares of Series I Preferred Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

36,902 shares of Series F Preferred Stock 59,252 shares of Series G Preferred Stock 31,842 shares of Series H Preferred Stock 578 shares of Series I Preferred Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.3% of the outstanding shares of Series F Preferred Stock
1.4% of the outstanding shares of Series G Preferred Stock
1.2% of the outstanding shares of Series H Preferred Stock
Less than 1% of the outstanding shares of Series I Preferred Stock
14	TYPE OF REPORTING PERSON

OO

6

CUSIP No. 044103604

CUSIP No. 044103703

CUSIP No. 044103802

CUSIP No. 044103885

1	NAME OF REPORTING PERSON

Cygnus Capital Real Estate Advisors II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Wyoming
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		143,262 shares of Series F Preferred Stock 224,820 shares of Series G Preferred Stock 188,116 shares of Series H Preferred Stock 191,457 shares of Series I Preferred Stock
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

143,262 shares of Series F Preferred Stock 224,820 shares of Series G Preferred Stock 188,116 shares of Series H Preferred Stock 191,457 shares of Series I Preferred Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

143,262 shares of Series F Preferred Stock 224,820 shares of Series G Preferred Stock 188,116 shares of Series H Preferred Stock 191,457 shares of Series I Preferred Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

5.2% of the outstanding shares of Series F Preferred Stock
5.2% of the outstanding shares of Series G Preferred Stock
7.3% of the outstanding shares of Series H Preferred Stock
5.9% of the outstanding shares of Series I Preferred Stock
14	TYPE OF REPORTING PERSON

OO

7

CUSIP No. 044103604

CUSIP No. 044103703

CUSIP No. 044103802

CUSIP No. 044103885

1	NAME OF REPORTING PERSON

Cygnus Capital, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Wyoming
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		180,164 shares of Series F Preferred Stock 284,072 shares of Series G Preferred Stock 219,958 shares of Series H Preferred Stock 192,035 shares of Series I Preferred Stock
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

180,164 shares of Series F Preferred Stock 284,072 shares of Series G Preferred Stock 219,958 shares of Series H Preferred Stock 192,035 shares of Series I Preferred Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

180,164 shares of Series F Preferred Stock 284,072 shares of Series G Preferred Stock 219,958 shares of Series H Preferred Stock 192,035 shares of Series I Preferred Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.5% of the outstanding shares of Series F Preferred Stock
6.5% of the outstanding shares of Series G Preferred Stock
8.5% of the outstanding shares of Series H Preferred Stock
5.9% of the outstanding shares of Series I Preferred Stock
14	TYPE OF REPORTING PERSON

CO

8

CUSIP No. 044103604

CUSIP No. 044103703

CUSIP No. 044103802

CUSIP No. 044103885

1	NAME OF REPORTING PERSON

Christopher Swann
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF, PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		190,164 shares of Series F Preferred Stock 312,572 shares of Series G Preferred Stock 234,958 shares of Series H Preferred Stock 194,535 shares of Series I Preferred Stock
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

190,164 shares of Series F Preferred Stock 312,572 shares of Series G Preferred Stock 234,958 shares of Series H Preferred Stock 194,535 shares of Series I Preferred Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

190,164 shares of Series F Preferred Stock 312,572 shares of Series G Preferred Stock 234,958 shares of Series H Preferred Stock 194,535 shares of Series I Preferred Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.8% of the outstanding shares of Series F Preferred Stock
7.2% of the outstanding shares of Series G Preferred Stock
9.1% of the outstanding shares of Series H Preferred Stock
6.0% of the outstanding shares of Series I Preferred Stock
14	TYPE OF REPORTING PERSON

IN

9

CUSIP No. 044103604

CUSIP No. 044103703

CUSIP No. 044103802

CUSIP No. 044103885

1	NAME OF REPORTING PERSON

Richard Burns
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

10

CUSIP No. 044103604

CUSIP No. 044103703

CUSIP No. 044103802

CUSIP No. 044103885

1	NAME OF REPORTING PERSON

William C. Miller, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

11

CUSIP No. 044103604

CUSIP No. 044103703

CUSIP No. 044103802

CUSIP No. 044103885

1	NAME OF REPORTING PERSON

Roderick W. Newton II
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

12

CUSIP No. 044103604

CUSIP No. 044103703

CUSIP No. 044103802

CUSIP No. 044103885

The following constitutes Amendment No. 11 to the Schedule 13D filed by the undersigned (“Amendment No. 11”). This Amendment No. 11 amends the Schedule 13D as specifically set forth herein.

Item 2.	Identity and Background.

Item 2 is hereby amended to add the following:

As discussed in Item 4 below, in connection with the withdrawal of Cygnus Capital’s (together with its affiliates, “Cygnus”) nomination of director candidates for election at the Issuer’s 2021 Annual Meeting of Stockholders, Richard Burns, William C. Miller, Jr. and Roderick W. Newton II are no longer members of the Section 13(d) group and shall cease to be Reporting Persons immediately upon the filing of this Amendment No. 11. The remaining Reporting Persons will continue filing statements on Schedule 13D with respect to their beneficial ownership of securities of the Issuer to the extent required by applicable law. Each of the remaining Reporting Persons is party to the Joint Filing Agreement, as further described in Item 6 below.

Item 4.	Purpose of Transaction.

Item 4 is hereby amended to add the following:

On February 22, 2021, Cygnus withdrew its nomination of Richard Burns, William C. Miller, Jr., Roderick W. Newton II and Christopher Swann for election to the Board of Directors of the Issuer and will not be soliciting stockholders of the Issuer at the 2021 Annual Meeting of Stockholders. While Cygnus continues to believe that the Board of Directors of the Issuer needs fundamental change, Cygnus concluded that the cost of litigating with the Issuer over its nominees and other matters rendered the proxy contest cost prohibitive.

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 is hereby amended to add the following:

On February 23, 2021, the Reporting Persons who will remain Reporting Persons subsequent to this Amendment No. 11 entered into a Joint Filing Agreement pursuant to which such parties agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of the Issuer to the extent required by applicable law. A copy of the Joint Filing Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7.	Material to be Filed as Exhibits.

Item 7 is hereby amended to add the following exhibit:

99.1	Joint Filing Agreement, dated February 23, 2021.
13

CUSIP No. 044103604

CUSIP No. 044103703

CUSIP No. 044103802

CUSIP No. 044103885

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 23, 2021

Cygnus Opportunity Fund, LLC

By:	Cygnus General Partners, LLC, its general partner

By:	Cygnus Capital, Inc., its managing member

By:	/s/ Christopher Swann
	Name:	Christopher Swann
	Title:	President and CEO

Cygnus Property Fund IV, LLC

By:	Cygnus Capital Real Estate Advisors II, LLC, its general partner

By:	Cygnus Capital, Inc., its managing member

By:	/s/ Christopher Swann
	Name:	Christopher Swann
	Title:	President and CEO

Cygnus Property Fund V, LLC

By:	Cygnus Capital Real Estate Advisors II, LLC, its general partner

By:	Cygnus Capital, Inc., its managing member

By:	/s/ Christopher Swann
	Name:	Christopher Swann
	Title:	President and CEO

Cygnus Capital Advisers, LLC

By:	Cygnus Capital, Inc., its managing member

By:	/s/ Christopher Swann
	Name:	Christopher Swann
	Title:	President and CEO

14

CUSIP No. 044103604

CUSIP No. 044103703

CUSIP No. 044103802

CUSIP No. 044103885

Cygnus General Partners, LLC

By:	Cygnus Capital, Inc., its managing member

By:	/s/ Christopher Swann
	Name:	Christopher Swann
	Title:	President and CEO

Cygnus Capital Real Estate Advisors II, LLC

By:	Cygnus Capital, Inc., its managing member

By:	/s/ Christopher Swann
	Name:	Christopher Swann
	Title:	President and CEO

Cygnus Capital, Inc.

By:	/s/ Christopher Swann
	Name:	Christopher Swann
	Title:	President and CEO

/s/ Christopher Swann
Christopher Swann Individually and as attorney-in-fact for Richard Burns, William C. Miller, Jr. and Roderick W. Newton II

15